Financial Institutions, Inc. Reports Revised 2004 Fourth Quarter Results

Financial Institutions, Inc. (NASDAQ:FISI) today filed its Annual Report on Form 10-K with the Securities and Exchange Commission. Included in the filing are its 2004 audited financial statements, which reflect a decrease in net income of $3.7 million, or $.34 per share, from the unaudited results announced in the Company’s press release of January 27, 2005. The audited statements reflect a net loss of $831,000, or $.11 per share, for the fourth quarter of 2004 and net income for the year ended December 31, 2004 of $12.5 million, or $.98 per share.

The decrease in net income reflects an additional $6.2 million provision for loan losses versus the unaudited provision, which increased the allowance for loan losses to $39.2 million at December 31, 2004. The provision for loan losses for the 2004 year was $19.7 million.

Peter G. Humphrey, Chairman, President & CEO of Financial Institutions, Inc. stated: “The adequacy of the allowance for loan losses is subject to ongoing management review. As of December 31, 2004, management identified a material weakness in internal controls over financial reporting related to determining the allowance for loan losses and the provision for loan losses. This resulted in additional loan reviews, which in turn resulted in an increase from September 30, 2004 of approximately $31 million in loans in the “substandard” category. As a result of management’s assessment of the allowance for loan losses, which was completed last week, management made certain changes in its approach to estimating the allowance. The Company continues to work to remediate its controls in this critical area.

In addition, the Company has also been assessing its strategies for reducing the current levels of criticized and classified loans. Realizations of improvements from these strategies will require a considerable period of time. The Company is exploring a more immediate strategy, the potential sale of a substantial portion of these loans, and has retained an investment banker to provide a review and assessment of these loans.”

About Financial Institutions, Inc.

Financial Institutions, Inc. is the bank holding company parent of Wyoming County Bank, The National Bank of Geneva, Bath National Bank, and First Tier Bank and Trust with $2.2 billion in assets. Its four banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 50 offices and 72 ATMs in Western and Central New York State. FII’s Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust, insurance and employee benefits and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by federal securities laws. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. The Company undertakes no obligation to revise these statements following the date of this press release.